EXHIBIT 10.1
Skyworks Solutions, Inc.
Severance and Change in Control Benefits Plan
And Summary Plan Description
1.Establishment of Plan. The Company hereby establishes an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan is in effect for Covered Executives who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan. Except to the extent specifically set forth in a Participation Agreement, the Plan supersedes and terminates any and all prior arrangements, plans, policies, promises, covenants, communications, representations or warranties for severance benefits applying to Covered Executives that may have been in effect before the Effective Date with respect to any termination that would, under the terms of the Plan, constitute a Covered Termination, including, without limitation, any Change in Control / Severance Agreement between a Covered Executive and the Company, and the severance benefit provisions of any offer letter or employment agreement between a Covered Executive and the Company (but for the avoidance of doubt, no other provisions thereof) (collectively, the “Prior Arrangements”). If a Covered Executive has any difficulty understanding any provision of the Plan, or requires any information concerning his or her benefits, rights and privileges under the Plan, such Covered Executive should contact Senior Vice President, Human Resources at the address and telephone number listed in Section 15 below.
2.Purpose. The purpose of the Plan is to establish the conditions under which Covered Executives will receive the severance benefits described herein if employment with the Company terminates under the circumstances specified herein. The severance benefits paid under the Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.
3.Definitions. For purposes of this Plan,
(a)“Base Salary” shall mean, for any Covered Executive, such Covered Executive’s annual base rate of pay as in effect immediately before a Non-Change in Control Termination or, in the case of a Change in Control Termination, as in effect immediately prior to the Change of Control (disregarding, in either case, any reduction in Base Salary that constitutes Good Reason) and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.
(b)“Benefits Continuation” shall have the meaning set forth in Section 8 hereof.
(c)“Board” shall mean the Board of Directors of the Company.
(d)“Bonus” shall mean, for any Covered Executive, the target annual short-term cash incentive opportunity established by the Board (or a committee thereof) that the employee was eligible to earn for the performance year in which a Non-Change in Control Termination occurs or, in the case of a Change in Control Termination, the target annual short-term cash incentive opportunity established by the Board (or a committee thereof) for the year in which the Change in Control occurs (or, in either case, if no target has yet been set for such year, the target annual short-term cash incentive opportunity for the prior year and disregarding, in either case, any reduction to such target annual bonus that constitutes Good Reason).

(e)“Cause” shall mean (as determined by the full Board at a meeting duly called): (i) the employee’s deliberate dishonesty that is significantly detrimental to the best interests of the Company or any subsidiary or affiliate of the Company; (ii) conduct on the employee’s part constituting an act of moral turpitude; (iii) the employee’s willful disloyalty to the Company or refusal or failure to obey the directions of the Board; or (iv) the employee’s incompetent performance or substantial or continuing inattention to or neglect of duties assigned to the employee.
(f)“Change in Control” shall mean an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (iii) of this Section 1(f); or (ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the

Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (B) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. Notwithstanding anything herein to the contrary, to the extent that any payment or benefit hereunder constitutes nonqualified deferred compensation within the meaning of Section 409A (as defined below), then, with respect to such payment or benefit, any event constituting a Change in Control above must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
(g)“Change in Control Termination” shall mean a termination of an employee’s employment by the Company without Cause or by an employee for Good Reason, in either case, within the period of time commencing three (3) months prior to and ending two (2) years following a Change in Control.
(h)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.
(i)“COBRA Contributions Period” shall have the meaning set forth in Section 8 hereof.
(j)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(k)“Company” shall mean (i) prior to a Change in Control, Skyworks Solutions, Inc. and its respective subsidiaries and (ii) following a Change in Control, any successor thereto.
(l)“Compensation Committee” shall mean the compensation committee of the Board.
(m)“Covered Executives” shall mean all Regular Full-Time Employees (both exempt and non-exempt) who are, or were immediately prior to a Change in Control, Executives, and who are not designated as ineligible to receive severance benefits under the Plan as provided in Section 5 hereof. For the avoidance of doubt, neither Temporary Employees nor Part-Time Employees are eligible for severance benefits under the Plan. An employee’s full-time, part-time or temporary status for the purpose of this Plan is determined by the Plan Administrator upon review of the employee’s status immediately before termination. Any person who is classified by the Company as an independent contractor or third party employee is not eligible for severance benefits even if such classification is modified retroactively.
(n)“Covered Termination” shall mean (i) a Non-Change in Control Termination, (ii) a Change in Control Termination or (iii) a Death or Disability Termination.
(o)“Death or Disability Termination” shall mean a termination of employment by virtue of a Covered Executive’s death or Disability.
(p)“Disability” shall mean permanent disability within the meaning set forth in Section 22(e)(3) of the Code.
(q)“Effective Date” shall mean November 11, 2025.

(r)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(s)“Executive” shall mean any employee of the Company holding the title of Senior Vice President or above who reports to the Chief Executive Officer. For the avoidance of doubt, the Chief Executive Officer shall not be an Executive for purposes of this Plan.
(t)“Good Reason” shall mean the occurrence of any of the following events without the employee’s prior written consent: (i) a material diminution of the employee’s base compensation; (ii) a material diminution in the employee’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the employee is required to report, such a material diminution to include the supervisor to whom the employee is required to report no longer reporting to the Board or the board of directors of its successor or parent or the analogous governing body of the Company (or its successor or parent); (iv) a material change in the geographic location at which the employee is directed that the employee must perform the employee’s duties, which the Company has determined shall include a change in the principal place of employment at the Company’s or an affiliate’s direction from the location of the employee’s principal place of employment immediately prior to the Effective Date to a location more than fifty (50) miles from such principal place of employment; or (v) any other action or inaction that constitutes a material breach by the Company of any agreement under which the employee provides services. In order to establish a “Good Reason” for terminating employment, an employee must provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within thirty (30) days of the initial existence of such condition, the Company must fail to cure the condition within thirty (30) days thereafter, and an employee’s termination of employment must occur no later than ninety (90) following the initial existence of the condition giving rise to Good Reason.
(u)“In-Flight Performance Award” shall mean a performance-based equity award that vests in whole or in part based upon the achievement of performance metrics and for which, as of an applicable date, the “measurement date” (i.e., the last day of the applicable performance period) has not occurred.
(v)“Non-Change in Control Termination” shall mean a termination of employment by the Company without Cause more than three (3) months prior to or more than two (2) years following a Change in Control.
(w)“Part-Time Employees” shall mean employees who are not Regular Full-Time Employees and are treated as such by the Company.
(x)“Participants” shall mean Covered Executives who experience a Covered Termination and are eligible to receive severance benefits hereunder.
(y)“Participation Agreement” shall mean an agreement between an employee and the Company providing for the terms and conditions of such employee’s participation in the Plan. A Participation Agreement is not required for participation in the Plan if an employee is otherwise eligible to participate under the terms hereof.
(z)“Plan Administrator” shall have the meaning set forth in Section 15 hereof.
(aa)“Prior Arrangements” shall have the meaning set forth in Section 1 hereof.
(bb)    “Release” shall have the meaning set forth in Section 6 hereof.

(cc)    “Release Effective Date” shall have the meaning set forth in Section 14(c)(1) hereof.
(dd)    “Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least 30 hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.
(ee)    “Severance Pay” shall mean the cash severance payable upon a Covered Termination pursuant to Section 7 hereof.
(ff)    “Temporary Employees” are employees treated as such by the Company, whether or not in writing.
4.Coverage.    A Covered Executive shall be entitled to receive severance benefits under the Plan if such employee experiences a Covered Termination and meets the eligibility and other requirements provided below in Sections 5 and 6 of the Plan.
5.Eligibility for Severance Benefits. The following employees will not be eligible for severance benefits under this Plan (except to the extent specifically determined otherwise by the Plan Administrator): (a) an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement; (b) an employee who promptly becomes employed by another member of the controlled group of entities of which the Company (or its successor in the Change in Control) is a member as defined in Sections 414(b) and (c) of Code and (c) an employee whose consent to the amendment or termination of a Prior Arrangement, by entering into a Participation Agreement or otherwise, is required but who has not so consented.
6.Compliance with Restrictive Covenant Obligations; Release; Timing of Severance Benefits.
(a)Receipt of any severance benefits under the Plan requires that the Covered Executive: (i) continues to comply with the provisions of any applicable obligations to the Company; and (ii) executes and delivers a suitable waiver and release, in the form attached hereto as Exhibit A, under which the Covered Executive releases and discharges the Company and its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the Covered Executive (the “Release”) which Release becomes binding within 60 days following the Covered Executive’s termination of employment.
(b)The Severance Pay will be paid in accordance with the terms of the Plan and the Company’s regular pay practices in effect from time to time and the Benefits Continuation will be paid at the time premium payments are made by the Company for other participants in the Company’s health benefit plans with the same coverage. Subject to Section 14 hereof, all payments shall be made or commence on the first payroll date after the Release Effective Date.
(c)Notwithstanding anything to the contrary in this Plan, in the event a Covered Executive experiences a termination of employment without Cause or for Good Reason prior to a Change in Control, no severance benefits described herein as payable upon a Change in Control Termination shall be paid until the Change in Control occurs. In addition, in the event of a Non-Change in Control Termination (i) each outstanding and unvested equity award held by the Covered Executive shall, after giving effect to any applicable vesting acceleration, remain outstanding for a period of three (3) months following such Covered Termination with any vesting of such award suspended until it is determined whether or not a Change in Control occurs within three (3) months of such Covered Termination and either be treated in accordance with Section 9(b) hereof or terminate and be of no further force or effect, except as provided herein and (ii) that is followed within three months thereof by a Change in Control such that the termination of employment is recharacterized as a Change in Control Termination, any severance benefits to which the Participant becomes entitled as a result of the Change in Control Termination shall be reduced in amount or duration, as applicable by the payments and benefits received prior to the effective date of the Change in Control.
7.Cash Severance.
(a)Non-Change in Control Termination. A Covered Executive who experiences a Non-Change in Control Termination and otherwise satisfies the terms and conditions of this Plan shall be entitled to receive (i) a single lump sum payment in an amount equal to 100% of the Covered Executive’s Base Salary, payable on the first payroll date after the Release Effective Date and (ii) an amount equal to the Covered Executive’s Bonus for the year in which the Non-Change in Control Termination occurs, to the extent of actual achievement of the performance goals applicable thereto, as determined by the Board (or a committee thereof) in its discretion, and pro-rated based on the number of full months the Covered Executive has worked for the Company for the applicable performance year in which such Non-Change in Control Termination occurs through the date of termination, payable at the same time as annual bonuses for such performance year are paid to other employees of the Company. In addition, if the Covered Executive has not yet received a short-term incentive award for the fiscal year preceding the date of termination of the Covered Executive’s employment, the Covered Executive will receive the amount of the incentive award the Covered Executive would have received for such prior fiscal year had the Covered Executive remained employed by the Company on the date of payment of such award, which bonus amount shall be paid in cash at the same time as annual bonuses are paid to other employees of the Company or, if later, upon the first payroll date after the Release Effective Date.
(b)Change in Control Termination. A Covered Executive who experiences a Change in Control Termination and otherwise satisfies the terms and conditions of this Plan shall be entitled to receive a single lump sum payment in an amount equal to the sum of one and a half (1.5) times the sum of (i) the Covered Executive’s Base Salary and (ii) the Covered Executive’s Bonus, without regard to the relative achievement of any performance milestones which would otherwise impact payment of the short-term cash incentive. In addition, if the Covered Executive has not yet received a short-term incentive award for the fiscal year preceding the date of termination of the Covered Executive’s employment, the Covered Executive will receive the amount of the incentive award the Covered Executive would have received for such prior fiscal year had the Covered Executive remained employed by the Company on the date of payment of such award, which bonus amount shall be paid in cash at the same time as annual bonuses are paid to other employees of the Company or, if later, upon the first payroll date after the Release Effective Date.
8.Other Severance Benefits. The Company shall make contributions to the cost of COBRA coverage on behalf of the Participant and the Participant’s eligible dependents for up to the applicable period, depending on the type of Covered Termination experienced by the Covered Executive, set forth in the table below (the “COBRA Contributions Period”) if the Participant elects COBRA coverage, but only for so long as such coverage continues in force and provided that if the Participant commences new employment and is eligible for a new group health plan in connection with such employment, the Company’s contributions toward COBRA coverage shall end when the new employment begins (the “Benefits Continuation”). The contribution to the cost of COBRA coverage to be made by the Company shall be determined on the same basis as the Company’s contribution to Company-provided medical, dental, and vision insurance coverage in effect immediately before the Participant’s Covered Termination for an active employee with the same coverage elections. Notwithstanding the foregoing, in the event that the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, the Company will not provide contributions to the cost of COBRA and this benefit shall not apply.

Covered Termination	COBRA Contributions Period
Non-Change in Control Termination	12 months
Change in Control Termination	18 months
9.Equity Awards.
(a)Non-Change in Control Termination.
(i)Upon a Covered Executive’s Non-Change in Control Termination, (A) each outstanding and unvested equity award held by the Covered Executive that, pursuant to its terms, vests solely based upon providing continued service to the Company (including, for the avoidance of doubt, performance-based equity awards the performance period(s) of which have been completed but which remain subject to service-based vesting) shall automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to the portion of the award that would have vested within 12 months following the date of the Non-Change in Control Termination and (B) each outstanding and unvested In-Flight Performance Award, shall, to the extent the “measurement date” thereof would occur within 12 months of the date of termination, remain outstanding, be deemed earned as to the number of shares that would have been earned pursuant to the terms of such award had the Covered Executive remained employed through the applicable measurement date, and automatically become vested, exercisable, and issuable and any forfeiture restrictions thereon shall immediately lapse, as applicable, with respect to one-hundred percent (100%) of such earned shares. All other unvested equity awards shall, except to the extent described in Section 6(c) hereof, be forfeited on the date of the Covered Executive’s Non-Change in Control Termination.
(ii)All outstanding stock options that are exercisable upon a Non-Change in Control Termination (including any stock options that become vested and exercisable pursuant to Section 9(a)(i)) shall remain exercisable for a period of twelve (12) months after the date of such Covered Termination (or, if earlier, until the last day of the full option term).
(iii)Subject to Section 14, any shares that are issued pursuant to Section 9(a) shall be issued to the Participant as soon as practicable (but not more than sixty (60) days) after the date of the Covered Termination.
(b)Change in Control Termination.
(i)In the event of a Change in Control, each outstanding and unvested In-Flight Performance Award, shall, as of the date of such Change in Control, be deemed to have satisfied the applicable performance metrics as to the greater of (i) the “Target” level of shares for each performance metric applicable to such award, and (ii) to the extent measurement of an applicable performance metric is not determined to be impracticable by the Compensation Committee, in its sole discretion, the number of shares that would have satisfied the performance-vesting condition of the award with respect to such performance metric based upon performance up through and including the day prior to the date of the Change in Control (with any calculation the Compensation Committee determines to be impracticable being measured at the Target level). Thereafter, any such equity awards shall vest solely based upon providing continued service to the Company through the service-based vesting schedule to which the applicable award was subject immediately prior to the Change in Control.
(ii)Upon a Covered Executive’s Change in Control Termination, each outstanding and unvested equity award held by the Covered Executive that vests solely based upon providing continued service to the Company (including performance-based equity awards the performance period(s) of which have been completed or deemed, pursuant to Section 9(b)(i), to have been completed, but which remain subject to service-based vesting) shall automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such equity award effective as of the later of the date of the Change in Control and the date of the Change in Control Termination; provided, however, that in the event that a successor or surviving company in the Change in Control does not agree to assume, substitute or continue the equity award on substantially similar terms with substantially equivalent economic benefits (which benefits shall include, for the avoidance of doubt, the liquidity of the securities underlying the assumed or substituted award following the Change in Control) as exist for such award immediately prior to the Change in Control, as determined in the sole discretion of the Compensation Committee, then such equity award shall, after giving effect to any deemed satisfaction of applicable performance metrics as described in Section 9(b)(i), immediately prior to the Change in Control, automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such equity award.
(iii)All outstanding stock options that are exercisable upon a Change in Control Termination (including any stock options that become vested and exercisable pursuant to Section 9(b)(ii)) shall remain exercisable for a period of eighteen (18) months after the date of such Covered Termination (or, if earlier, until the last day of the full option term), subject to the other terms and conditions of the applicable award.
(iv)Subject to Section 14, any shares that are issued pursuant to Section 9(b) shall be issued to the Participant as soon as practicable (but not more than sixty (60) days) after the later of the date of the Change in Control or the date of the Covered Termination, as applicable.
(c)Death or Disability Termination. In the event a Covered Executive experiences a Death or Disability Termination, the Covered Executive’s outstanding equity awards shall be treated as follows.
(i)Effective as of the date of such Covered Termination, each then outstanding and unvested equity award held by the Covered Executive that, pursuant to its terms, vests solely based upon providing continued service to the Company (including, for the avoidance of doubt, performance-based equity awards the performance period(s) of which have been completed but which remain subject to service-based vesting), shall automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such equity award.

(ii)In the event of a Death or Disability Termination, each outstanding unvested In-Flight Performance Award, shall remain outstanding, be deemed earned as to the greater of (A) the “Target” level of shares for such award, or (B) the number of shares that would have been earned pursuant to the terms of such award had the Covered Executive remained employed through the measurement date, and automatically become vested, exercisable, and issuable and any forfeiture restrictions thereon shall immediately lapse, as applicable, with respect to one-hundred percent (100%) of such earned shares.
(iii)All outstanding stock options that are exercisable upon a Death and Disability Termination (including any stock options that become vested and exercisable pursuant to Section 9(c)(i)) shall remain exercisable for a period of twelve (12) months after the date of such Covered Termination (or, if earlier, until the last day of the full option term), subject to the terms and conditions of the applicable award.
(iv)Subject to Section 14, any shares that are issued pursuant to Section 9(c) shall be issued to the Covered Executive (or to the Covered Executive’s estate, if applicable) as soon as practicable (but not more than sixty (60) days) after the later of the date of the Death or Disability Termination or the applicable measurement date, as applicable.
10.Recoupment. If a Participant fails to comply with the terms of the Plan, including the provisions of Section 6 above, the Company may require payment to the Company of any benefits described in Sections 7, 8 or 9 above that the Participant has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator.  Payment is due in cash or by check within 10 days after the Company provides notice to a Participant that it is enforcing this provision.  Any benefits described in Sections 7, 8 and 9 above not yet received by such Participant will be immediately forfeited. In addition, each Participant will be subject to and bound by the terms and conditions of the Company’s Executive Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time) or any other compensation clawback policy that the Company has in effect or may implement in the future.

11.Death. If a Participant dies after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary has been designated, to the Participant’s estate. For the avoidance of doubt, if a Participant dies during such Participant’s applicable COBRA Contributions Period, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the Participant’s COBRA Contributions Period.

12.Withholding. The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

13.Limitation on Benefits.
(a)In accordance with the Company’s Executive Officer Cash Severance Limitation Policy (the “Limitation Policy”), in no event shall the Cash Severance Benefits (as defined in the Limitation Policy) provided to a Covered Executive under this Plan exceed 2.99 times the sum of the Covered Executive’s Base Salary and Target Bonus (each as defined in the

Limitation Policy) (the “Maximum Cash Amount”). If the Cash Severance Benefits a Covered Executive is eligible to receive hereunder would exceed the Maximum Cash Amount, they shall be reduced to an amount equal to, but no greater than, the Maximum Cash Amount.
(b)Notwithstanding anything contained in this Plan to the contrary, to the extent that the payments and benefits provided under this Plan, and payments and benefits provided to a Covered Executive, or for a Covered Executive’s benefit, under any other plan or agreement (such payments or benefits, the “Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Covered Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Covered Executive received all of the Benefits (such reduced amount, the “Limited Benefit Amount”). A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Section 13 and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm, executive compensation consulting firm or law firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Covered Executive and to the Company within ten (10) business days of the date on which the Covered Executive’s right to the Benefits is triggered (if requested at that time by the Covered Executive or by the Company) or such other time as reasonably requested by the Covered Executive or by the Company. Unless the Covered Executive provides written notice to the Company within ten (10) business days of the delivery to the Covered Executive of the Determination that the Covered Executive disputes such Determination, the Determination shall be binding, final and conclusive upon the Covered Executive and the Company. If the Firm determines that no Excise Tax is payable by the Covered Executive with respect to any Benefits, it shall furnish to the Covered Executive and to the Company, in writing, a summary of the assumptions and calculations made by the Firm to support its conclusion that no Excise Tax will be imposed with respect to any such Benefits. Any reduction in payments and/or benefits pursuant to this Section 13 to effectuate the Limited Benefit Amount shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to the Covered Executive.
14.Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.
Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a)Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.
(b)Notwithstanding any other payment provision herein to the contrary, if a Covered Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:
(i)With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the business day following the expiration of the six month period measured from the date of such “separation from service” of the Covered Executive, and (B) as soon as practicable following the date of the Covered Executive’s death (the “Delay Period”) to the extent required or permitted under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Executive in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and
(ii)To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.
(c)To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within 60 days following the date of the termination of the Covered Executive’s employment with the Company. If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:
(i)To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the termination of Covered Executive’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Executive’s employment with the Company.

(ii)To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within 60 days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 60th day following the termination of Executive’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Executive’s employment with the Company.
(d)The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.
15.Plan Administration.
(a)Plan Administrator. The “Plan Administrator” shall be the Board or a committee thereof designated by the Board (the “Committee”); provided, however, that the Board or such Committee may in its sole discretion appoint a new Plan Administrator to administer the Plan at any time. The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.
The Plan Administrator can be contacted at the following address:
Skyworks Solutions, Inc.
5260 California Avenue
Irvine, CA 92617
Attention: Plan Administrator / Severance and Change in Control Benefits Plan
Or by calling: 949-231-3000.
Only the Plan Administrator is authorized to speak for the Plan.
(b)Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator is also designated to receive service of legal process and process may be served upon the Plan Administrator at the address listed in Section 15(a) above.
The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.
16.Indemnification. To the extent permitted by law, the Plan Administrator and all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and all associated expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise. The Company shall advance all expenses for which a party is indemnified under this Section 16 to such indemnified party or shall arrange for direct payment of any such expenses by the Company.
17.Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in the Plan, if any. All rights and claims are limited as set forth in the Plan.
18.Severability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.
19.Non-Assignability. No right or interest of any Covered Executive in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.
20.Integration With Other Pay or Benefits Requirements. The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Executives on a Covered Termination, except to the extent otherwise specifically provided in a separate agreement. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by the Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under the Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under the Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

21.Amendment or Termination. The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) no such amendment, modification or termination may affect the rights of a Participant then receiving payments or benefits under the Plan without the consent of such person, and (b) no such amendment, modification or termination made after a Change in Control shall be effective until after the later to occur of the second anniversary of the Change in Control or the final payment of benefits under the Plan to any Participant. The Board intends to review the Plan periodically.
22.Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the State of California (without regard to conflict of laws provisions) to the extent not preempted by federal law.
23.ERISA Plan Information.
(a)Plan Name: Skyworks Solutions, Inc. Severance and Change in Control Benefits Plan
(b)Plan Number: 507
(c)Plan Type: Severance Benefits Welfare Plan
(d)Type of Administration: The Plan is administered by the employer, Skyworks Solutions, Inc.
(e)Plan Sponsor: Skyworks Solutions, Inc
5260 California Avenue
Irvine, CA 92617
(f)Employer ID No.: 04-2302115
(g)Funding of the Plan: Benefits provided under the terms of the Plan will be paid from the general assets of the employer, Skyworks Solutions, Inc.
(h)Plan Year: The twelve month period beginning each January 1st and ending each December 31st
(i)Plan Administrator: The active Plan Administrator at any given time can be reached as indicated under Section 15(a) above
24.Claims and Review Procedure. Any application for benefits under or inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:
Plan Administrator
Skyworks Solutions, Inc
5260 California Avenue
Irvine, CA 92617
In the event that any application for benefits is denied, in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure, including a statement of the applicant’s right to bring a civil action under ERISA.
This written notice will be given to the applicant within 15 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 15 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 15-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents, free of charge, in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review must be in writing and addressed to:
Plan Administrator
Skyworks Solutions, Inc
5260 California Avenue
Irvine, CA 92617
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review. All comments or other documents submitted by the applicant will be taken into account, without regard to whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator will act on each request for review within 15 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 15 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 15-day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific reason or reasons for the adverse determination, the specific Plan provisions upon which the decision is based, a statement that the applicant is entitled to receive free of charge the documents and records relevant to the claim, and a statement of the applicant’s right to bring suit under ERISA.
The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense, except to the extent required by ERISA.
No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed above). Any legal action must be initiated within the earlier of (i) 180 days after an applicant’s receipt of an adverse decision on review or (ii) two years after the employee’s termination of employment.
25.ERISA Statement of Rights. Covered Executives are entitled to certain rights and protections under ERISA. ERISA provides that all Covered Executives shall be entitled to:
(a)Examine without charge, at the Plan Administrator’s office, all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, if any, such as detailed annual reports and Plan descriptions.
(b)Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
(c)Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report, if any.
In addition to creating rights for Covered Executives, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Covered Executives and other Plan beneficiaries. No one, including a Covered Executive’s employer or any other person, may fire a Covered Executive or otherwise discriminate against a Covered Executive in any way to prevent a Covered Executive from obtaining a benefit or exercising his or her rights under ERISA.
If a Covered Executive’s claim for a welfare benefit is denied or ignored in whole or in part, a Covered Executive must receive a written explanation of the reason for the denial. A Covered Executive has the right to have the Committee review and reconsider his or her claim. Under ERISA, there are steps a Covered Executive can take to enforce the above rights. For instance, if a Covered Executive requests materials from the Plan and does not receive them within 30 days, the Covered Executive may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Covered Executive up to $110 a day until the Covered Executive receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Covered Executive has a claim for benefits which is denied or ignored in whole or in part, the Covered Executive may file suit in a state or federal court. In addition, if a Covered Executive disagrees with the Plan’s decision or lack thereof, concerning the qualified status of a domestic relations order, the Covered Executive may file suit in federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Covered Executive is discriminated against for asserting his or her rights, the Covered Executive may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Covered Executive is successful, the court may order the person such Covered Executive has sued to pay these costs and fees. If the Covered Executive loses, the court may order the Covered Executive to pay these costs and fees, for example, if it finds the Covered Executive's claim is frivolous.
If a Covered Executive has any questions about the Plan, he or she should contact the Plan Administrator. If a Covered Executive has any questions about this statement or about his or her rights under ERISA, or if the Covered Executive needs assistance in obtaining documents from the Plan Administrator, the Covered Executive should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Covered Executive may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
[Remainder of page intentionally left blank.]

Exhibit A
Form of Release of Claims
In consideration for receiving benefits pursuant to the Skyworks Solutions, Inc. (the “Company”) Severance and Change in Control Benefits Plan (the “Severance Plan”), you, on behalf of yourself and your representatives, agents, estate, heirs, successors and assigns, agree to and do hereby fully, forever, irrevocably and unconditionally waive, release and discharge the Company, and each of its affiliated or related entities, parents, subsidiaries, predecessors, successors, assigns, divisions, owners, stockholders, partners, directors, officers, attorneys, insurers, benefit plans, employees and agents, whether previously or hereinafter affiliated in any manner, as well as all persons or entities acting by, through, or in concert with any of them (collectively, the “Released Parties”), from any and all claims, debts, contracts, obligations, promises, controversies, agreements, liabilities, charges, demands, actions, suits, disputes, agreements, damages, attorneys’ fees, and complaints of every kind and nature whatsoever, whether or not now known, suspected, claimed, matured or unmatured, existing or contingent, from the beginning of time until the moment you have signed this release of claims agreement (the “Release”), against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including without limiting the generality of the foregoing, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., (including the Older Workers Benefit Protection Act), the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., and any applicable Executive Orders, all as amended; all claims arising out of the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12900 et seq., the California Equal Pay Act, Cal. Lab. Code § 1197.5 et seq., the California Family Rights Act, Cal. Gov’t. Code § 12945.1 et seq. and § 19702.3, the Cal-WARN Act, Cal. Lab. Code §§ 1400-1408, Cal. Lab. Code § 233 (California’s kin care law), Cal. Code Regs. tit. 2, §§ 7291.2– 7291.16 (California’s pregnancy leave law), California Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq., and Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws), all as amended; all common law claims including, but not limited to, actions for wrongful discharge, breach of contract (including, without limitation, all claims arising out of or related to the offer letter between you and the Company dated [ ], as it may have been amended, and all claims arising out of or related to the Severance Plan), infliction of emotional distress, defamation, misrepresentation, and fraud; all claims to any non-vested ownership interest in the Company or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

Notwithstanding the foregoing, nothing in this Release shall be deemed to prohibit you from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the U.S. Securities and Exchange Commission, the EEOC, or a state or local fair employment practices agency. You retain the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waive any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way your ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental agency or regulatory authority.
You knowingly and voluntarily waive any and all rights you may have under Section 1542 of the California Civil Code, or any other similar state statutes or laws, regarding the waiver of unknown claims.
Section 1542 states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Notwithstanding the provisions of Section 1542, or any similar state statutes or laws, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Release is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Released Parties, or any of them, at the moment of execution hereof, and that this Release expressly contemplates the extinguishment of all such claims.
BY SIGNING THIS RELEASE, YOU REPRESENT AND AGREE THAT:
1. YOU UNDERSTAND ALL OF ITS TERMS AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
2. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND YOU HAVE EITHER DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, YOU HAVE CHOSEN NOT TO DO SO OF YOUR OWN VOLITION;

3. YOU HAVE HAD AT LEAST [21/45] DAYS FROM THE DATE OF YOUR RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON [DATE], TO CONSIDER IT; AND
4. YOU UNDERSTAND THAT YOU HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

Agreed: ___________________                 Date: ____________________

Acknowledged: SKYWORKS SOLUTIONS, INC.

By: ______________________                 Date: _____________________

Form of Participation Agreement
Skyworks Solutions, Inc.

Severance and Change in Control Benefits Plan
Participation Agreement

THIS AGREEMENT by and between Skyworks Solutions, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Executive”) is made as of the date set forth in the signature line below.

WHEREAS, the Executive is party to a[n Amended and Restated] Change in Control / Severance Agreement with the Company dated as of [date] (the “Severance Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved the adoption of a new Severance and Change in Control Benefits Plan (the “Plan”), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Company and the Executive desire to agree that the Executive shall be eligible to receive certain severance benefits subject to and in accordance with the terms of Plan, in lieu of any severance rights or benefits under the Severance Agreement;

WHEREAS, except in limited circumstances, the Company reserves the right to amend or terminate the Plan at any time; and

WHEREAS, the Company desires to provide the Executive with certainty that the terms and conditions pursuant to which [he / she] may receive the severance benefits under the Plan shall not be amended with respect to the Executive before the third anniversary of the Effective Date of the Plan.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows.

1.      Definitions.  Capitalized terms used but not defined herein shall have the meaning provided in the Plan, as in effect on the Effective Date of the Plan.

2.      Contractual Entitlement.  This Agreement shall provide the Executive with a contractual entitlement, for three years from the Effective Date of the Plan, to all rights and benefits described in the Plan pursuant to the terms and conditions thereof. Thus, notwithstanding any provision of the Plan to the contrary, the coverage of the Executive under the Plan, and the Executive’s rights and benefits upon termination of employment under certain circumstances as described in the Plan shall continue to apply to the Executive for a period of no less than three years from the Effective Date of the Plan. For the avoidance of doubt, no amendment or termination of the Plan after the Effective Date shall affect the rights and or obligations of Executive hereunder unless such amendment or termination occurs after the third anniversary of the Effective Date of the Plan.

3.      Entire Agreement.  By signing this Agreement, the Executive acknowledges and agrees that, except as set forth in the immediately following sentence, effective as of the date hereof, (i) the Executive’s entitlement to, and the terms of, any severance benefits for which the Executive may be eligible upon a termination of the Executive’s employment with the Company will be governed solely by the Plan, as amended by this Agreement, and (ii) the Plan supersedes and terminates, and the Executive hereby consents to the termination of, any and all prior arrangements, plans, policies, promises, covenants, communications, representations or warranties, whether oral or written, by the Company or any officer, employee, or representative thereof, for severance benefits, including, without limitation, the Severance Agreement, and the severance provisions of any offer letter or employment agreement between the Executive and the Company (but for the avoidance of doubt no other provisions thereof). For the avoidance of doubt, nothing in this Agreement or in the Plan shall supersede any existing arrangement providing, or otherwise prevent the Compensation Committee of the Company’s Board of Directors from providing, the Executive with additional or enhanced equity acceleration in connection with any transaction involving the Company or otherwise.

4.      General Terms

(a)            Headings.  The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(b)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(c)           Amendments.  This Agreement may be amended only by a written instrument executed by both the Company and the Executive.  Notwithstanding the foregoing, the Company shall have the right to amend this Agreement without the consent of the Executive to the extent deemed reasonably necessary by the Board to comply with any changes in applicable law relating to forfeiture or recovery of compensation of executives under certain circumstances.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Executive have acknowledged, executed and delivered this Agreement as of the date below.

SKYWORKS SOLUTIONS, INC.
Dated: ____________, 20__	By: ____________________________________
Name:
Title:

EXECUTIVE:

Exhibit A

Severance and Change in Control Benefits Plan
[Attached]